Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Kid Brands, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 2-96238, 2-96239, 2-96240, 33-10779, 33-26161, 33-27406, 33-27897, 33-27898, 33-51823, 333-70081, 333-76248, 333-111853 and 333-158340) on Form S-8, and No. 333-164461 on Form S-3, as amended, of Kid Brands, Inc. of our report dated March 30, 2012, with respect to the consolidated balance sheets of Kid Brands, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows, for each of the years in the three-year period ended December 31, 2011, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 Annual Report on Form 10-K of Kid Brands, Inc.

Our report with respect to the consolidated financial statements, refers to the Company’s restatement of the December 31, 2010 consolidated balance sheet and the consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the years ended December 31, 2010 and 2009, which have been restated to correct misstatements attributable to the periods of recognition for certain customs duty charges and related interest expense.

/s/ KPMG LLP

Short Hills, New Jersey
March 30, 2012